Exhibit 99

For Immediate Release

Contact:	Michael A. Piraino EVP and Chief Financial Officer Epicor Software Corporation Irvine, CA, USA Phone: 949.585.4595 E-mail: michael@epicor.com

Moira Conlon Financial Relations Board 8687 Melrose Avenue, 7th Floor Los Angeles, CA, USA Phone: 310.854.8311 E-mail: mconlon@financialrelationsboard.com

Epicor Reports Third Quarter 2005 Earnings

Posts 19% Year-over-Year Organic License Fee Growth;

Year-over-Year Organic Revenue Growth of 13% with

Year-over Year Adjusted EPS Growth of 29%;

Issues Guidance for the Remainder of 2005 and Full Year 2006

IRVINE, Calif., October 26, 2005 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise software solutions, today reported its financial results for the third quarter 2005.

“We are pleased to report another quarter of excellent results and growth rates that significantly outpaced the industry,” said George Klaus, Chairman and CEO of Epicor. “We are continuing to execute in all areas of the business and we have strong momentum entering our final quarter of the year driven by strong organic revenue growth and operating leverage in our business model. We added 159 new customers during the quarter.”

“Looking ahead, we are raising our revenue guidance for the fourth quarter, and issuing a positive revenue and earnings outlook for 2006. This reflects the compelling competitive position of our products, increasing market demand and continued confidence in the execution capabilities of our management team.”

Epicor Reports Third Quarter 2005 Earnings

“We just completed our worldwide customer conference, Perspectives 2005 where our theme was Innovate and Accelerate, where we highlighted our latest technologies, products and services to a record 1,600 attendees. The feedback from the event was extremely positive and the interest and excitement generated was very high. We look forward to building on strength of our recent results and the momentum generated at Perspectives in the coming quarters.”

Revenue Summary

Total revenues for the third quarter were $70.1 million, compared with $62.2 million in the prior year’s quarter, representing a growth rate of 13%. License fees were $18.3 million for the third quarter compared to $15.3 million in the third quarter of 2004, up 19%. Consulting revenue for the third quarter of 2005 was $18.1 million compared with $15.8 million in the third quarter of 2004, up 15%. Maintenance and other revenue for the third quarter of 2005 was $33.7 million compared with $31.1 million in the third quarter of 2004, up 9%.

Total revenues for the nine months ended September 30, 2005 were $208.5 million compared with $154.2 million for the same period last year. License fees for the nine-month period ended 2005 were $54.0 million compared with $38.0 million for the same period last year. Consulting revenue for the nine-month period ended 2005 was $53.5 million compared with $40.8 million for the same period last year. Maintenance and other revenue for the nine-month period ended 2005 was $101.0 million compared with $75.4 million for the same period last year.

Income Summary

For the third quarter, the company reported GAAP net income of $9.0 million or $0.16 per diluted share compared with $6.3 million or $0.11 per diluted share in the prior year’s period. For the third quarter of 2005, adjusted earnings were $12.3 million or $0.22 per diluted share compared with adjusted earnings of $9.5 million or $0.17 per diluted share in the same period last year, up 29%. Adjusted earnings exclude amortization of acquired intangible assets, stock-based compensation expense and restructuring charges, all net of tax and the non-cash income tax benefit.

GAAP net income for the nine months ended September 30, 2005 was $43.5 million or $0.77 per diluted share which includes a non-cash income tax benefit related to the release of a deferred tax valuation allowance of $18.6 million or $0.33 per diluted share, compared to net income of $15.4 million or $0.29 per diluted share for the same period ended 2004. For the nine-month period, adjusted earnings, as described above, were $34.6 million or $0.61 per

Epicor Reports Third Quarter 2005 Earnings

diluted share, compared to adjusted earnings of $23.6 million or $0.44 per diluted share for the same period 2004.

Balance Sheet Summary

The company’s balance sheet at September 30, 2005 showed cash, cash equivalents and short term investments of $56.4 million. The company currently has $10 million outstanding against its $125 million credit line.

At quarter-end, net accounts receivable was $44.7 million and deferred revenues were $53.9 million. Day sales outstanding (DSO) was 59 up slightly due to seasonality from 54 in the second quarter 2005.

The company’s deferred tax asset at September 30, 2005 was $38.2 million, unchanged from last quarter.

Fourth Quarter 2005 and Full Year 2006 Guidance

The company expects total revenues for the fourth quarter 2005 to be approximately $77 million. GAAP earnings per diluted share for the fourth quarter 2005 is expected to be $0.22 with adjusted earnings, as described above, per share of $0.28, in each case using a weighted average share count of 57 million shares.

The company raised revenue guidance for the year 2005 from $284 million to $286 million. The company re-iterates its previously issued GAAP earnings guidance per diluted share of $0.99 using a weighted average of 57 million shares which includes $0.33 related to the non-cash income tax benefit associated with releasing a portion of the valuation allowance for deferred taxes. The company also reiterated previously issued adjusted earnings guidance, as described above, of $0.90 per diluted share also using a weighted average share count of 57 million shares.

The company also provided its outlook for fiscal 2006. The company expects 2006 revenues to be approximately $314 million, up 10% from the 2005 expected results. The company expects GAAP earnings per diluted share to be $0.54 for 2006 with adjusted earnings per share, as described above, of $0.75, in each case using a weighted average share count of 58 million shares. Expected earnings results presume a book tax rate of approximately 39%. None of these expected results include contributions which may result from acquisitions.

Epicor Reports Third Quarter 2005 Earnings

The company will hold an investor and analyst conference call directly following the release after the close of market at 2:00 p.m. PDT.

Date:	Wednesday, October 26, 2005

Time:	2:00 p.m. PDT

Dial in:	+1 (800) 361-0912 or outside the U.S. +1 (913) 981-5559

Conf ID:	Epicor

On the call, George Klaus, Chairman and CEO, Mark Duffell, President and COO and Michael Piraino, EVP and CFO will review third quarter 2005 earnings and the outlook for the remainder of 2005 and 2006. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s Web site.

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor became a global leader in the midmarket serving over 20,000 customers in 143 countries and supporting more than 30 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation and hospitality that enable companies to drive efficiencies throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

# # #

Epicor and Scala are registered trademarks of Epicor Software Corporation and Scala Business Solutions N.V., respectively. All other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Epicor Reports Third Quarter 2005 Earnings

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations, continued profitability and activities of Epicor. These forward-looking statements include statements regarding expected revenues, earnings and earnings per share, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s 10Q report for the period ended June 30, 2005 at pages 43-51. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including organic revenue growth, which excludes the revenue contribution of Scala, and adjusted net income and net income per diluted share amounts, which exclude the amortization of acquired intangible assets, stock -based compensation expense, restructuring charges and other, all net of tax and the non-cash income tax benefit. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

Epicor Reports Third Quarter 2005 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$46,204	$53,711
Short term investments	10,176	—
Accounts receivable, net	44,652	55,296
Deferred income taxes	2,397	—
Prepaid expenses and other current assets	7,026	6,719

Total current assets	110,455	115,726

Property and equipment, net	7,078	7,045
Deferred income taxes	35,803	—
Intangible assets, net	40,245	45,080
Goodwill	87,048	83,492
Other assets	4,247	4,406

Total assets	$284,876	$255,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,192	$10,437
Accrued expenses	39,133	47,776
Current portion of accrued restructuring costs	2,630	3,287
Current portion of long-term debt	229	352
Deferred revenue	53,906	60,212

Total current liabilities	104,090	122,064

Long-term debt	14,801	30,264
Long-term portion of accrued restructuring costs	1,669	2,462

Total long-term liabilities	16,470	32,726

Stockholders’ equity:
Preferred stock	—	3,046
Common stock	55	53
Additional paid-in capital	336,138	308,264
Less: treasury stock at cost	(9,063)	(4,431)
Less: unamortized stock compensation expense	(2,365)	(2,379)
Accumulated other comprehensive loss	(1,186)	(818)
Accumulated deficit	(159,263)	(202,776)

Net stockholders’ equity	164,316	100,959

Total liabilities and stockholders’ equity	$284,876	$255,749

Epicor Reports Third Quarter 2005 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
License fees	$18,271	$15,295	$54,037	$37,990
Consulting	18,147	15,814	53,429	40,838
Maintenance	32,849	30,104	98,399	73,171
Other	868	967	2,617	2,161

Total revenues	70,135	62,180	208,482	154,160

Cost of revenues	25,140	22,111	75,293	56,705
Amortization of intangible assets	2,850	2,655	8,444	4,655

Total cost of revenues	27,990	24,766	83,737	61,360

Gross profit	42,145	37,414	124,745	92,800

Operating expenses:
Sales and marketing	14,102	12,495	41,865	32,171
Software development	6,948	7,262	21,373	18,080
General and administrative	10,282	10,551	30,692	22,931
Stock-based compensation expense	692	654	1,889	1,964
Provision for doubtful accounts	408	115	1,050	613
Restructuring charges and other	—	—	—	1,901
Settlement of claim	—	—	—	(284)

Total operating expenses	32,432	31,077	96,869	77,376

Income from operations	9,713	6,337	27,876	15,424
Other income (expense), net	8	324	(749)	769

Income before income taxes	9,721	6,661	27,127	16,193
Provision for income taxes	(736)	(334)	(2,139)	(755)
Non-cash income tax benefit	—	—	18,613	—
Minority interest in (income) loss of consolidated subsidiary	2	(36)	(88)	(65)

Net income	$8,987	$6,291	$43,513	$15,373

Net income per share
Basic	$0.16	$0.12	$0.80	$0.31
Diluted	$0.16	$0.11	$0.77	$0.29
Weighted average common shares outstanding:
Basic	54,938	52,892	54,469	49,856
Diluted	56,500	56,227	56,572	53,574

Epicor Reports Third Quarter 2005 Earnings

EPICOR SOFTWARE CORPORATION

ADJUSTED EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$8,987	$6,291	$43,513	$15,373

Add back, net of tax:
Amortization of intangible assets	2,649	2,528	7,825	4,447
Stock based compensation expense	692	654	1,889	1,964
Non-cash income tax benefit	—	—	(18,613)	—
Restructuring charges	—	—	—	1,816

Adjusted earnings	$12,328	$9,473	$34,614	$23,600

Adjusted earnings per diluted share	$0.22	$0.17	$0.61	$0.44

Weighted average common shares outstanding:
Diluted	56,500	56,227	56,572	53,574